UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2018

The ExOne Company

(Exact name of registrant as specified in its charter)

Delaware	001-35806	46-1684608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

127 Industry Boulevard North Huntingdon, Pennsylvania	15642
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 863-9663

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

James L. McCarley, Chief Executive Officer of The ExOne Company (the “Company”), is leaving the Company effective June 20, 2018.

(c)

On June 20, 2018, the Board appointed S. Kent Rockwell, age 73, the current Executive Chairman of the Company, as Chief Executive Officer of the Company, effective June 20, 2018. Mr. Rockwell has served as the Company’s Executive Chairman since August 2016 and will retain that position. Mr. Rockwell previously served as the Chairman and Chief Executive Officer from January 1, 2013, when the Company was formed, through August 2016. Mr. Rockwell served as the Managing Member of The Ex One Company, LLC, the Company’s predecessor, from 2008 until 2012. Mr. Rockwell has been the Chairman and Chief Executive Officer of Rockwell Venture Capital, Inc., a private venture capital company, since 1983 and of Appalachian Timber Services, a supplier of timber products for railroads, since 1986.

In connection with his appointment as Chief Executive Officer, the Board agreed to pay Mr. Rockwell a base salary at an annual rate of $300,000 per year for his new role. As a result of Mr. Rockwell’s assuming the role of Chief Executive Officer, he will be covered under the Change of Control Severance Plan, effective August 8, 2017, which is included as Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission (“SEC”) on March 15, 2018.

As previously disclosed in the Company’s proxy statement filed with the SEC on April 5, 2018, on March 12, 2018, the Company and its ExOne Americas LLC and ExOne GmbH subsidiaries, as guarantors (collectively, the “Loan Parties”), entered into a Credit Agreement and related ancillary agreements with LBM Holdings, LLC (“LBM”), a company controlled by Mr. Rockwell, relating to a $15,000,000 revolving credit facility (the “Credit Agreement”) to provide additional funding for working capital and general corporate purposes. The Credit Agreement provides for a term of three years (through March 12, 2021) and bears interest at a rate of one month LIBOR plus an applicable margin of 500 basis points (approximately 6.7% at inception). The Credit Agreement requires a commitment fee of 75 basis points, or 0.75%, on the unused portion of the facility, payable monthly in arrears. In addition, an up-front commitment fee of 125 basis points, or 1.25% (approximately $187,500), was required at closing. Borrowings under the Credit Agreement are required to be in minimum increments of $1,000,000. The Company may terminate or reduce the credit commitment at any time during the term of the Credit Agreement without penalty. The Company may also make prepayments against the Credit Agreement at any time without penalty. Borrowings under the Credit Agreement have been collateralized by the accounts receivable, inventories and machinery and equipment of the Loan Parties. The total estimated value of collateral was in significant excess of the maximum capacity of the Credit Agreement at inception. Prior to entering into the credit facility with LBM, the Audit Committee approved the transaction pursuant to The ExOne Company Policy and Procedures with Respect to Related Person Transactions. There have been no borrowings under the Credit Agreement since its inception.

At the time of execution of the Credit Agreement, the $15,000,000 in available loan proceeds were deposited into an escrow account with an unrelated, third party financial institution pursuant to a separate Escrow Agreement by and among the parties. Loan proceeds held in escrow will be available to us upon the Company’s submission to the escrow agent of a loan request. Such proceeds will not be available to LBM until payment in-full of the obligations under the Credit Agreement and termination of the Credit Agreement. Payments of principal and other obligations will be made to the escrow agent, while interest payments will be made directly to LBM. Provided there exists no potential default or event of default, the Credit Agreement and Escrow Agreement prohibit any acceleration of repayment of any amount outstanding under the Credit Agreement and prohibit termination of the Credit Agreement or withdrawal from escrow of any unused portion of the Credit Agreement.

On June 21, 2018, the Company issued a press release announcing these management changes, a copy of which is included as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1**	Press Release issued by The ExOne Company dated June 21, 2018 titled “The ExOne Company Announces Departure of James L. McCarley and Appoints S. Kent Rockwell as Chief Executive Officer”

**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE EXONE COMPANY

By:	/s/ Loretta L. Benec
Loretta L. Benec
General Counsel & Corporate Secretary

Dated: June 21, 2018